Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Third Quarter 2020 Financial Results

– Q3 2020 Total Revenue of $74.3 million –

Goleta, California, November 4, 2020 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended September 30, 2020.

Third Quarter 2020 Highlights

•	Total revenue of $74.3 million, down 19.0% from the same period in 2019, primarily due to the impacts of the COVID-19 public health emergency (“PHE”)
•	Total revenue up sequentially from second quarter 2020 by 3.7%
•	Rental revenue of $7.5 million, up 40.1% from the same period in 2019
•	Net loss of $1.7 million and Adjusted EBITDA of $4.6 million (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Cash, cash equivalents, and marketable securities were $220.5 million with no debt outstanding as of September 30, 2020

“The COVID-19 pandemic has had a significant impact worldwide and on our company in 2020, and it has continued to have a meaningful effect on our business throughout the third quarter due to a significant reduction in patient travel and activity outside of the home, reduced consumer confidence and physicians limiting patient interactions,” said Inogen’s President and Chief Executive Officer, Scott Wilkinson. “While these factors made for a challenging third quarter for our business, we saw total revenue grow sequentially from the second quarter of 2020. Furthermore, we saw strong growth in rental revenue in the third quarter, and we believe there is an opportunity to continue to drive oxygen rental setups given patient interest in our products.”

Third Quarter 2020 Financial Results

Total revenue for the three months ended September 30, 2020 declined 19.0% to $74.3 million from $91.8 million in the same period in 2019. Total revenue in the third quarter of 2020 was up 3.7% sequentially compared to the second quarter of 2020

Domestic business-to-business sales decreased 23.5% to $23.1 million in the third quarter of 2020 from $30.1 million in the comparative period in 2019. Domestic business-to-business sales in the third quarter of 2020 were up 6.9% sequentially compared to the second quarter of 2020. The decrease in domestic business-to-business sales in the third quarter of 2020 versus the comparative period in the prior year was primarily driven by reduced demand from resellers and home medical equipment (“HME”) providers for portable oxygen concentrators (“POCs”).  The

Company believes this decreased demand was primarily due to competitive bidding uncertainty and the continued impact of the COVID-19 PHE, including lower retail sales, reduced patient travel, physician offices continuing to limit patient interactions that traditionally have led to new oxygen patient referrals, HME providers minimizing the replacement of existing oxygen patient setups with POCs to limit patient interactions, and providers focusing on supplying stationary oxygen concentrators with higher flow characteristics to treat COVID-19 patients.

International business-to-business sales declined 21.1% to $14.6 million in the third quarter of 2020 (23.0% decrease on a constant currency basis) versus $18.5 million in the comparative period in 2019. Sequentially, international business-to-business sales in the third quarter of 2020 were up 5.1% compared to the second quarter of 2020. The decrease in international business-to-business sales in the third quarter of 2020 versus the comparative period in the prior year was primarily driven by the temporarily reduced operating capacity of certain European respiratory assessment centers due to the COVID-19 pandemic, continued tender delays in certain European markets, and decreased sales in other markets, primarily Canada and Australia. However, during the third quarter, multiple tenders for the United Kingdom were resolved and service contracts were delivered. These contracts are expected to take effect starting in the fourth quarter of 2020 and the first quarter of 2021.

Direct-to-consumer sales declined 22.7% to $29.2 million in the third quarter of 2020 versus $37.8 million in the same period in 2019. The Company believes the decrease was primarily driven by the impacts of the COVID-19 PHE on consumer travel and mobility in addition to lower consumer confidence. Direct-to-consumer sales in the third quarter of 2020 were down 3.3% sequentially compared to the second quarter of 2020, primarily due to lower average sales representative headcount in the quarter, partially offset by improved sales representative productivity.

Rental revenue increased 40.1% to $7.5 million in the third quarter of 2020 versus $5.4 million in the comparative period in 2019, primarily due to increased reimbursement rates, an increase in patients on service, higher billable patients as a percent of total patients on service, and lower revenue adjustments. As of September 30, 2020, the Company had approximately 29,500 patients on service, an increase of 11.7% as compared to June 30, 2020, due to the Company’s increased focus on new rental setups and reduced paperwork requirements associated with the COVID-19 PHE.

Total gross margin was 44.4% in the third quarter of 2020 versus 47.2% in the comparative period in 2019. Sales revenue gross margin was 43.5% in the third quarter of 2020 versus 48.2% in the third quarter of 2019. The decrease in sales revenue gross margin in the comparative period was primarily due to lower average selling prices, particularly in the Company’s direct-to-consumer channel where consumers bought product configurations with lower margin bundles, and increased material and overhead costs per unit, partially offset by lower warranty expense per unit in the third quarter of 2020. Rental revenue gross margin increased to 52.0% in the third quarter of 2020 versus 31.5% in the third quarter of 2019. The increase in rental revenue gross margin was primarily due to higher Medicare reimbursement rates, higher billable patients as a percent of total patients on service, lower revenue adjustments, and lower servicing and depreciation expense per patient on service.

Total operating expense decreased to $35.0 million in the third quarter of 2020 versus $35.2 million in the third quarter of 2019, primarily due to a reduction in advertising costs, partially offset by an increase in intangible amortization. Research and development expense increased to

$3.5 million in the third quarter of 2020 versus $2.6 million in the comparative period in 2019, primarily associated with $1.0 million of increased intangible amortization expense. Sales and marketing expense decreased to $22.9 million in the third quarter of 2020 versus $24.0 million in the comparative period in 2019, primarily due to decreased advertising expenditures of $7.7 million in the third quarter of 2020 as compared to $9.0 million in the third quarter of 2019. General and administrative expense increased to $8.6 million in the third quarter of 2020 versus $8.5 million in the comparative period in 2019, primarily due to higher personnel-related expenses, partially offset by lower legal and consulting expense. In addition, the Company adjusted $0.3 million from the CARES Act Provider Relief Fund payment received in the second quarter of 2020 to offset COVID-19 PHE related costs incurred in the third quarter of 2020 as a benefit to general and administrative expense and a reduction to lost revenues classified in other  income.

The Company reported an operating loss for the three months ended September 30, 2020 of $2.0 million and Adjusted EBITDA of $4.6 million.

In the third quarter of 2020, the Company reported a net loss of $1.7 million with loss per diluted common share of $0.08.

Cash, cash equivalents, and marketable securities were $220.5 million as of September 30, 2020.  The Company had no debt outstanding as of September 30, 2020.

On October 27, 2020, CMS announced that competitive bidding contracts that were scheduled to go into effect on January 1, 2021 will not be awarded for most product categories, including oxygen, due to payment amounts not achieving the expected savings and the current COVID-19 PHE.  The Company expects that Medicare rates will not change for the length of the COVID-19 PHE, except for the 2% Medicare sequestration that will go back into effect on January 1, 2021, and any net change for inflation and budget neutrality adjustments that typically occur annually each January, but have not yet been announced.

Because of the unprecedented market uncertainties, the Company is still unable to provide guidance for the full year 2020 or 2021. The uncertain scope and duration of the COVID-19 PHE makes the Company unable to estimate the impact on its financial results, including revenue, net income, and Adjusted EBITDA estimates, for such periods.

However, the Company does expect that the COVID-19 pandemic will continue to have an adverse impact on its business in the fourth quarter of 2020 and that revenue in the fourth quarter of 2020 will be down compared to the third quarter of 2020, primarily due to the seasonality in its business and the impacts of the COVID-19 PHE.

While the Company believes that the COVID-19 pandemic and any potential for further, prolonged lock-downs in future periods would have a negative impact on its sales in those periods, it plans to continue to make investments to broaden its product portfolio with the use of the recently acquired New Aera technology and also build the necessary infrastructure to support its focus on rentals.  Given such investment initiatives, the Company expects increased operating expenses in the remainder of 2020 and 2021.  Also, while the Company expects to incur minimal expenses related to bonus and performance-based stock compensation in 2020, it does expect such costs to increase in 2021.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (877) 841-3961 for domestic callers or (201) 689-8589 for international callers. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning November 4, 2020 at 3:30pm PT/6:30pm ET through November 18, 2020. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Access Code: 13672721. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting.  We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Company’s expectations related to revenue in the fourth quarter of 2020, operating expenses for the remainder of 2020 and 2021, the anticipated impact of the COVID-19 PHE on the Company’s business, including the impact on supply and demand for the Company’s products in its various business channels, the Company’s operating and sales strategy in respect to the COVID-19 PHE, expectations regarding international sales and tender activity, expectations regarding changes to reimbursement rates, and expectations related to the Company’s rental strategy and growth prospects. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the risks related to the COVID-19 PHE; the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera and the integration of New Aera’s business and operations within those of Inogen; risks relating to reimbursement coding of the Tidal Assist© Ventilator (TAV); the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition of New Aera, including the risk of intellectual property litigation. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2020, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2020 and September 30, 2019. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Beginning with this quarter, Inogen is no longer providing a Non-GAAP Adjusted Total Revenue Growth metric because the decrease in sales associated with the large national provider referenced within such metric was largely applicable to periods prior to the periods presented herein.  Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor Relations Contact:

Matthew Pigeon

mpigeon@inogen.net

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow –

Consolidated Balance Sheets
(amounts in thousands)

	September 30,	December 31,
	2020	2019
Assets	(unaudited)
Current assets
Cash and cash equivalents	$213,984	$198,037
Marketable securities	6,525	11,057
Accounts receivable, net	31,691	34,325
Inventories, net	29,220	35,664
Income tax receivable	3,105	2,976
Prepaid expenses and other current assets	18,856	10,160
Total current assets	303,381	292,219
Property and equipment, net	25,320	19,438
Goodwill	33,054	32,954
Intangible assets, net	71,009	77,533
Operating lease right-of-use asset	9,318	5,855
Deferred tax asset - noncurrent	14,083	14,452
Other assets	4,166	4,888
Total assets	$460,331	$447,339
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$29,200	$30,730
Accrued payroll	7,234	6,215
Warranty reserve - current	5,887	4,923
Operating lease liability - current	1,890	2,014
Deferred revenue - current	6,628	5,478
Income tax payable	1,132	821
Total current liabilities	51,971	50,181
Warranty reserve - noncurrent	8,040	7,648
Operating lease liability - noncurrent	8,570	4,702
Earnout liability - noncurrent	26,393	26,559
Deferred revenue - noncurrent	12,766	13,541
Deferred tax liability - noncurrent	91	87
Total liabilities	107,831	102,718
Stockholders' equity
Common stock	22	22
Additional paid-in capital	271,345	263,252
Retained earnings	80,726	81,434
Accumulated other comprehensive income (loss)	407	(87)
Total stockholders' equity	352,500	344,621
Total liabilities and stockholders' equity	$460,331	$447,339

Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue
Sales revenue	$66,809	$86,392	$215,561	$267,073
Rental revenue	7,520	5,369	18,948	15,953
Total revenue	74,329	91,761	234,509	283,026
Cost of revenue
Cost of sales revenue	37,714	44,769	120,914	134,066
Cost of rental revenue, including depreciation of $1,475 and $1,482 for the three months ended and $3,995 and $4,781 for the nine months ended, respectively	3,609	3,677	9,474	11,021
Total cost of revenue	41,323	48,446	130,388	145,087
Gross profit	33,006	43,315	104,121	137,939
Operating expense
Research and development	3,511	2,636	10,406	5,773
Sales and marketing	22,882	24,047	72,131	80,006
General and administrative	8,586	8,525	28,087	27,050
Total operating expense	34,979	35,208	110,624	112,829
Income (loss) from operations	(1,973)	8,107	(6,503)	25,110
Other income (expense)
Interest income	114	1,149	842	3,877
Other income (expense)	(54)	(503)	5,586	(478)
Total other income, net	60	646	6,428	3,399
Income (loss) before provision (benefit) for income taxes	(1,913)	8,753	(75)	28,509
Provision (benefit) for income taxes	(214)	1,890	633	6,184
Net income (loss)	$(1,699)	$6,863	$(708)	$22,325
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	385	(309)	405	(340)
Change in net unrealized gains (losses) on foreign currency hedging	(82)	(420)	162	(954)
Less: reclassification adjustment for net (gains) losses included in net income	(213)	338	(67)	796
Total net change in unrealized gains (losses) on foreign currency hedging	(295)	(82)	95	(158)
Change in net unrealized gains (losses) on marketable securities	(1)	(18)	(6)	18
Total other comprehensive income (loss), net of tax	89	(409)	494	(480)
Comprehensive income (loss)	$(1,610)	$6,454	$(214)	$21,845

Basic net income (loss) per share attributable to common stockholders (1)	$(0.08)	$0.31	$(0.03)	$1.02
Diluted net income (loss) per share attributable to common stockholders (1)(2)	$(0.08)	$0.31	$(0.03)	$1.00
Weighted-average number of shares used in calculating net income (loss) per share attributable to common stockholders:
Basic common shares	21,998,299	21,840,473	21,959,521	21,802,468
Diluted common shares	21,998,299	22,191,688	21,959,521	22,387,146

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.
(2)	Due to a net loss for the three and nine months ended September 30, 2020, dilutive loss per share is the same as basic.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue by region and category
Business-to-business domestic sales	$23,056	$30,143	$72,174	$85,857
Business-to-business international sales	14,581	18,492	48,538	60,859
Direct-to-consumer domestic sales	29,172	37,757	94,849	120,357
Direct-to-consumer domestic rentals	7,520	5,369	18,948	15,953
Total revenue	$74,329	$91,761	$234,509	$283,026
Additional financial measures
Units sold	42,200	51,600	138,100	158,500
Net rental patients as of period-end	29,500	25,600	29,500	25,600

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP EBITDA and Adjusted EBITDA	2020	2019	2020	2019
Net income (loss)	$(1,699)	$6,863	$(708)	$22,325
Non-GAAP adjustments:
Interest income	(114)	(1,149)	(842)	(3,877)
Provision (benefit) for income taxes	(214)	1,890	633	6,184
Depreciation and amortization	4,712	3,662	13,654	9,216
EBITDA (non-GAAP)	2,685	11,266	12,737	33,848
Stock-based compensation	2,050	1,565	6,111	6,930
Change in fair value of earnout liability	(146)	—	(166)	—
Adjusted EBITDA (non-GAAP)	$4,589	$12,831	$18,682	$40,778

	Three months ended		Nine months ended
Non-GAAP provision (benefit) for income taxes and	September 30,		September 30,
effective tax rate	2020	2019	2020	2019
Income (loss) before provision (benefit) for income taxes	$(1,913)	$8,753	$(75)	$28,509
Provision (benefit) for income taxes	(214)	1,890	633	6,184
Effective tax rate	11.2%	21.6%	N.M.	21.7%

Provision (benefit) for income taxes	$(214)	$1,890	$633	$6,184
Non-GAAP adjustments:
Excess tax benefits (deficiencies) from stock-based compensation	(183)	(64)	(678)	383
Provision (benefit) for income taxes (non-GAAP)	$(397)	$1,826	$(45)	$6,567

Income (loss) before provision (benefit) for income taxes	$(1,913)	$8,753	$(75)	$28,509
Provision (benefit) for income taxes (non-GAAP)	(397)	1,826	(45)	6,567
Effective tax rate (non-GAAP)	20.8%	20.9%	60.0%	23.0%

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Non-GAAP international constant currency revenue	(using 2019 FX rates)	(using 2018 FX rates)	(using 2019 FX rates)	(using 2018 FX rates)
International revenues (GAAP)	$14,581	$18,492	$48,538	$60,859
Foreign exchange impact	(337)	488	358	2,667
International constant currency revenues (non-GAAP)	$14,244	$18,980	$48,896	$63,526

International revenue growth (GAAP)	-21.1%	-12.5%	-20.2%	3.5%
International constant currency revenue growth (non-GAAP)	-23.0%	-10.2%	-19.7%	8.0%